Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT
James Mead
Chief Financial Officer
—or—
Heidi Gillette
Investor Relations
(212) 594-2700

SL Green Realty Corp. Announces Pricing of $250.0 million of 5.00% Senior Notes due 2018

New York, NY, August 2, 2011 - SL Green Realty Corp. (the “Company”) (NYSE: SLG) announced today that the Company, SL Green Operating Partnership, L.P., the Company’s operating partnership, and Reckson Operating Partnership, L.P., as co-obligors (collectively, the “Co-Obligors”), priced $250.0 million aggregate principal amount of 5.00% senior notes due August 15, 2018 (the “Notes”).  The offering is expected to close on August 5, 2011, subject to customary closing conditions.

Net proceeds from the sale of the Notes, after underwriting discounts and commissions and the Co-Obligors’ estimated fees and expenses, are expected to be approximately $246.5 million.

Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, Goldman, Sachs & Co. and J.P. Morgan Securities LLC are the Joint Book-Running Managers of the debt offering.

The offering is being made pursuant to an effective shelf registration statement, and only by means of a prospectus supplement and the accompanying prospectus, copies of which may be obtained by contacting Wells Fargo Securities, LLC at 1525 West W.T. Harris Blvd., NC0675, Charlotte, North Carolina 28262, Attn: Capital Markets Client Support, toll free: 1-800-326-5897, e-mail: cmClientsupport@wachovia.com, Merrill Lynch, Pierce, Fenner & Smith Incorporated at 100 West 33rd Street, 3rd Floor, New York, NY 10001, Attention:  Syndicate Operations or e-mail dg.prospectus_requests@baml.com or Morgan Stanley & Co. LLC at 180 Varick Street, 2nd Floor, New York, New York 10014, Attention: Prospectus Department, telephone: (866) 718-1649 or email: prospectus@morganstanley.com. Alternatively, you may get these documents for free by visiting EDGAR on the SEC website at http://www.sec.gov/. Before you invest, you should read the base prospectus in such shelf registration statement, the prospectus supplement related to the offering and other documents incorporated by reference in the prospectus supplement for more complete information about the Co-Obligors and this offering.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any of the Notes or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Company Profile

SL Green Realty Corp., New York City's largest office landlord, is the only fully integrated real estate investment trust, or REIT, that is focused primarily on acquiring, managing and maximizing value of Manhattan commercial properties. As of June 30, 2011, SL Green owned interests in 57 Manhattan properties totaling more than 33.6 million square feet. This included ownership interests in 25.8 million square feet of commercial properties and debt and preferred equity investments secured by 7.6 million square feet of properties. In addition to its Manhattan investments, SL Green holds ownership interests and debt and preferred equity interests in 32 suburban assets totaling 7.3 million square feet in Brooklyn, Queens, Long Island, Westchester County, Connecticut and New Jersey, along with four development properties in the suburbs encompassing approximately 465,000 square feet.

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